Stanley Higgins
Director
Listing Qualifications
The Nasdaq Stock Market LLC
+1 301 978 8041

By Electronic Delivery to: sfrancis@addvantagetech.com

March 7, 2014

Mr. Scott A. Francis
Chief Financial Officer
ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

Re: ADDvantage Technologies Group, Inc. (the “Company”)
      Nasdaq Symbol:  AEY

Dear Mr. Francis:

On January 21, 2014, the Company filed a Form 8-K announcing that director Stephen J. Tyde notified the Company of his decision not to seek re-election to the board of directors when his current term expires at the Company’s 2014 annual meeting of shareholders on March 5, 2014.  As a result, the Company no longer complies with Nasdaq’s independent director and requirement as set forth in Listing Rule 5605.

However, consistent with Listing Rule 5605(b)(1)(A), Nasdaq will provide the Company a cure period in order to regain compliance as follows:

• until the earlier of the Company’s next annual shareholders’ meeting or March 5, 2015; or

• if the next annual shareholders’ meeting is held before September 3, 2014, then the Company must     evidence compliance no later than September 3, 2014.

The Company must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rules no later than this date.  In the event the Company does not regain compliance by this date, Nasdaq rules require Staff to provide written notification to the Company that its securities will be delisted.  At that time, the Company may appeal the delisting determination to a Hearings Panel.

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release.  The announcement needs to be made no later than four business days from the date of this letter and must include the

Mr. Scott A. Francis
March 7, 2014

continued listing criteria that the Company does not meet.1  The Company must also submit the announcement to Nasdaq’s MarketWatch Department.2  If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time.  For your convenience attached is a list of news services.  Please note that if you do not make the required announcement trading in your securities will be halted.3

In addition, an indicator will be broadcast over Nasdaq’s market data dissemination network noting the Company’s non-compliance.  The indicator will be displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information.  Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at https://listingcenter.nasdaqomx.com.  The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions, please contact Shawn Abdool, Listing Analyst, at +1 301 978 8030.

Sincerely,

/s/ Stanley Higgins

1 Listing Rule 5810(b).
2 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at www.NASDAQ.net.
3 Listing IM-5810-1.